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                                                                       EXHIBIT B

                               ISONICS CORPORATION

                             SUBSCRIPTION AGREEMENT
                    FOR SERIES A CONVERTIBLE PREFERRED STOCK
                                  AND WARRANTS


                  SUBSCRIPTION AGREEMENT (the "AGREEMENT") dated as of July 29, 1999 among ISONICS CORPORATION, a California corporation ("COMPANY"), and the persons who execute this agreement as investors (the "INVESTORS").

                  WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase, up to 1,500,000 shares of the Company's Series A Convertible Preferred Stock, no par value (the "SERIES A PREFERRED STOCK"), having the terms set forth in the Amended and Restated Certificate of Determination of Preferences and Rights of Series A Convertible Preferred Stock attached hereto as EXHIBIT 1 (the "CERTIFICATE") and 1,500,000 three year warrants, each exercisable to purchase one share of the Company's Common Stock, no par value, in substantially the form attached hereto as EXHIBIT 2 (the "WARRANTS"); and

                  WHEREAS, in connection with the completion of the offering of the Series A Preferred Stock to the Investors as described in the previous paragraph, the Company has obtained agreement from five creditors of the Company described on Exhibit 6A to convert $425,000 into Units on the terms stated in this Subscription Agreement; and

                  WHEREAS, in connection with the completion of the offering of the Series A Preferred Stock to the Investors, the Company has obtained an agreement from Isoserve to convert disputed contractual obligations into shares of the Series A Preferred Stock as described on Exhibit 6B on the terms stated in this Subscription Agreement; and

                  WHEREAS, in connection with the completion of the offering of the Series A Preferred Stock to the Investors, the Company has obtained an agreement from two creditors to extend the maturity on certain payment obligations as described on Exhibit 6C.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                  1.       PURCHASE AND SALE OF STOCK.

                           1.1. SALE AND ISSUANCE OF PURCHASED SECURITIES. The
Company shall sell to the Investors and the Investors shall purchase from the Company, up to 1,500,000 units, each consisting of one share of Series A Preferred Stock and one Warrant, at a price of $1.50 per unit, or a total of up to 1,500,000 shares of Series A Preferred Stock (the "PURCHASED SHARES") and up to 1,500,000 Warrants (the "PURCHASED WARRANTS"), for an aggregate purchase price of up to $2,250,000. The Purchased Shares and Purchased Warrants are referred to herein collectively as the


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"PURCHASED SECURITIES". The number of Purchased Shares and Purchased Warrants to be purchased by each Investor from the Company is set forth opposite the name of such Investor on the signature page hereof, subject to acceptance, in whole or in part, by the Company.

                           1.2. CLOSING. The purchase and sale of the Purchased
Shares hereunder shall take place at a closing (the "FIRST CLOSING"; the date on which the First Closing occurs is hereinafter referred to as the "FIRST CLOSING DATE"); provided that at least $2,000,000 of Purchased Shares are purchased. If less than all Purchased Shares are sold at the First Closing, the purchase and sale of additional Purchased Shares hereunder shall take place at one or more additional closings within 10 days after the First Closing (each an "ADDITIONAL CLOSING", and with the First Closing, a "CLOSING"). Each Closing shall take place concurrently with the execution and delivery of this Agreement by the Investors purchasing Purchased Shares at such Closing. At each Closing:

                           (a) the Investors purchasing Purchased Shares at such Closing shall deliver to the Company or its designees by wire transfer, cashier's check or certified checks from a bank acceptable to the Company, or such other method of payment as the Company shall approve, an amount equal to the purchase price of the portion of the Purchased Securities, as set forth opposite its name on the signature pages hereof;

                           (b) the Company shall issue and deliver to each Investor purchasing Purchased Shares at such Closing (i) a certificate or certificates for its portion of the Purchased Shares and (ii) warrants for the portion of the Purchased Warrants to be issued by the Company and purchased by such Investor, as set forth opposite such Investor's name on the signature pages hereof;

                           (c) the Company and such Investors shall execute and deliver a Registration Rights Agreement in the form attached as Exhibit 8 with respect to the Underlying Shares (as hereafter defined);

                           (d) at the First Closing only, the Company shall (i) execute and deliver an investment banking agreement with Adam Smith & Company, Inc. in the form attached as Exhibit 9 providing for compensation of 500,000 warrants in the same form as the Purchased Warrants (the "INVESTMENT BANKING WARRANTS") and (ii) deliver to the Investors purchasing Shares at such Closing copies of the agreements described on EXHIBIT 6; and

                           (e) the Company shall deliver to the Investors an Opinion of Counsel with respect to the matters set forth on EXHIBIT 4.

                  All certificates shall have all necessary stock transfer tax stamps (purchased at the expense of the Company) affixed.

                  The parties agree that for purposes of allocating the price paid for the Purchased Securities, the Purchased Warrants have a nominal value.

                  The Company acknowledges the materiality of the agreements described on EXHIBIT 6 To the investment made hereunder by the Investors and covenants that it will close each


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transaction covered by such agreements as promptly as practicable after the
First Closing.

                  2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investors as follows:

                           2.1. CORPORATE ORGANIZATION; AUTHORITY; DUE
AUTHORIZATION.

                                    (a) The Company (i) is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own or lease its properties as and in the places where such business is now conducted and to carry on its business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify, individually or in the aggregate, would have a material adverse effect on the operations, prospects, assets, liabilities, financial condition or business of the Company (a "COMPANY MATERIAL ADVERSE EFFECT").

                                    (b) The Company (i) has the requisite
corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby to which it is a party and to incur the obligations herein and therein and (ii) has been authorized by all necessary corporate action to execute, deliver and perform this Agreement and the other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby (the "CONTEMPLATED TRANSACTIONS"). This Agreement and each of the other agreements contemplated hereby to which the Company is a party is a valid and binding obligation of the Company enforceable in accordance with its terms.

                           2.2. CAPITALIZATION. Immediately prior to the First
Closing, the authorized capital of the Company consisted of (i) 20,000,000 shares of Common Stock, no par value (the "COMMON STOCK"), of which 6,215,612 shares of Common Stock are outstanding, and (ii) 10,000,000 shares of Preferred Stock, no par value, of which no shares are outstanding. Immediately after the First Closing and the closing of the transactions described on EXHIBIT 6, the number of shares Series A Preferred Stock Outstanding will be as set forth on
EXHIBIT 7. The Certificate has been duly filed with and recorded by the Secretary of State of the State of California. All outstanding shares were issued in compliance with all applicable Federal and state securities laws. Except as contemplated by this Agreement or as set forth in the disclosure letter delivered to the Investors prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER", which letter is referenced in Exhibit 10), there are (i) no outstanding subscriptions, warrants, options, conversion privileges or other rights or agreements to purchase or otherwise acquire or issue any shares of capital stock of the Company (or shares reserved for such purpose),
(ii) no preemptive rights or rights of first refusal with respect to the issuance of additional shares of capital stock of the Company, including the Purchased Securities and the shares of Common Stock which the Purchased Warrants and Investment Banking Warrants are exercisable to purchase and for which the Purchased Shares are convertible into, and (iii) no commitments or understandings (oral or written) of the Company to issue any shares, warrants, options or other rights. To the best of the Company's knowledge, except as set forth in the Company Disclosure Letter, none of the shares of Common Stock are subject to any shareholders' agreement, voting trust agreement or similar arrangement or understanding. Except as set forth in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

                           2.3. VALIDITY OF PURCHASED SHARES. The issuance of
the Purchased Shares has been duly authorized, and when issued, sold and delivered in accordance with the terms and for the consideration expressed herein, the Purchased Shares shall be validly issued, fully paid and non-assessable.

                           2.4. COMMON STOCK ISSUABLE UPON CONVERSION OF
PURCHASED SHARES AND EXERCISE OF PURCHASED WARRANTS AND INVESTMENT BANKING WARRANTS. The issuance of the shares of Common Stock (the "UNDERLYING SHARES") issuable upon conversion of the Purchased Shares or upon exercise of the Purchased Warrants has been duly authorized and the Underlying Shares have been, and at all times prior to such conversion or exercise will have been, duly reserved for issuance upon such conversion or exercise and, when so issued, will be validly issued, fully paid and non-assessable.

                           2.5. PRIVATE OFFERING. Neither the Company nor anyone
acting on its behalf has within the last 12 months issued, sold or offered any security of the Company to any person or organization under circumstances that would cause the issuance and sale of the Purchased Securities, as contemplated by this Agreement, or the issuance of the Investment Banking Warrants to be subject to the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company agrees that neither the Company nor anyone acting on its behalf will offer the Purchased Securities or Investment Banking Warrants or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Purchased Securities or the issuance of the Investment Banking Warrants subject to the registration requirements of Section 5 of the Securities Act.

                           2.6. BROKERS AND FINDERS. The Company has not
retained any investment banker, broker or finder in connection with the Contemplated Transactions.

                           2.7.     SUBSIDIARIES.

                                    (a) Except as set forth in the Company
Disclosure Letter, the Company has no Subsidiaries and does not otherwise directly or indirectly control any other business entity. As used in this Agreement, "SUBSIDIARY" means any corporation or other organization, whether incorporated or unincorporated, of which the Company directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which the Company is a general partner or any limited liability company of which the Company is a manager.

                                    (b) Each Subsidiary of the Company (each, a
"COMPANY SUBSIDIARY" and collectively, "COMPANY SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The copies of the Certificates of Incorporation and Bylaws of the Company and the Company Subsidiaries previously made available to the Purchaser are true and correct.

                                    (c) Except as set forth in the Company
Disclosure Letter, the Company owns directly or indirectly all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Company Subsidiary) of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company. Except as set forth in the Company Disclosure Letter, each of the outstanding shares of capital stock of each Company Subsidiary is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. There are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Company Subsidiaries, and no equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. The Company Disclosure Letter sets forth the following information for each Company Subsidiary, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital, and (iv) the percentage of such shares owned by the Company.

                           2.8. OTHER INTEREST. Except as set forth in the
Company Disclosure Letter, except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

                           2.9. USE OF PROCEEDS. The Company will use the
proceeds from the sale of the Purchased Securities as set forth on EXHIBIT 5 attached hereto.

                           2.10.    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                                    (a) The execution and delivery of this
Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of (x) the Company or (y) any Company Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any

Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in the Company Disclosure Letter, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, in the case of clauses (i)(y),
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the Contemplated Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Contemplated Transactions will not, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any Company Material Contract (as hereafter defined).

                                    (b) The execution and delivery of this
Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "GOVERNMENTAL ENTITY") except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or any state securities or "blue sky" laws ("BLUE SKY LAWS").

                           2.11. COMPLIANCE. Except as set forth in the Company
Disclosure Letter neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary ("LEGAL REQUIREMENT") or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company and the Company Subsidiaries have obtained all licenses, permits, and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any Company Subsidiary or, to the knowledge of Company, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others. For purposes of this Agreement "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

                           2.12.    SEC DOCUMENTS.

                                    (a) The Company has filed all forms, reports
and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since its formation (collectively, together with the 1999 Form 10-KSB defined below, the "COMPANY REPORTS"). As of their respective dates, the Company Reports filed prior to the date hereof (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. The Company has provided to the Investors a draft of the Form 10-KSB for its fiscal year ended April 30, 1999 which will be filed with the SEC on or before August 13, 1999 and which is not expected to be materially different from that provided to the Investors (except to the extent amended to reflect the transactions contemplated hereby) (the "1999 10-KSB"). When filed with the SEC, the 1999 Form 10-KSB (i) will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any report, form or other document with the SEC. Except as set forth in the Company Disclosure Letter neither the Company nor any Company Subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any Company Report that is not described in or filed as an exhibit to such Company Report as required by the Securities Act or the Exchange Act, as the case may be. No event has occurred prior to the date hereof as a consequence of which the Company would be required to file a Current Report on Form 8-K pursuant to the requirements of the Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereto (including, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC after the date hereof shall be provided to the Purchaser no later than the date of such filing.

                                    (b) Each of the consolidated balance sheets
of Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of April 30, 1999; (ii) liabilities or obligations arising in the ordinary course of business since April 30, 1999 and
(iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                           2.13. LITIGATION. Except as set forth in the Company
Disclosure Letter there are no claims, actions, suits, investigations, inquiries or proceedings pending against the Company or the Company Subsidiaries or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, or any officer, director, employee or agent thereof in his or her capacity as such, at law or in equity, or before or by any court, tribunal, arbitrator, mediator or any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

                           2.14. ABSENCE OF CERTAIN CHANGES. Except as
specifically contemplated by this Agreement or set forth in the Company Disclosure Letter, since January 31, 1999, there has not been (i) any event, occurrence, fact, condition, change, development or effect ("EVENT") that would reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend (except to Company or a Company Subsidiary wholly owned by Company) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Company or any Company Subsidiary; (iii) any return of any capital or other distribution of assets to stockholders of Company or any Company Subsidiary (except to Company or a Company Subsidiary wholly owned by Company); (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (v) any other action or agreement or undertaking by Company or any Company Subsidiary that, if taken or done on or after the date hereof would reasonably be expected to have a Company Material Adverse Effect; or (vi) any material change in its accounting principles, practices or methods. Without limiting foregoing, since April 30, 1999, there has been no Company Material Adverse Effect affecting the Company's financial condition as of July 29, 1999 or results of operation through that date which would be reflected in its unaudited financial statements to be prepared for and through July 31, 1999.

                           2.15.    TAXES.

                                    (a) Each of the Company and the Company
Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company Reports reflect an adequate reserve for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                                    (b) As used in this Section 2.15, "taxes"
shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

                           2.16. EMPLOYEE BENEFIT PLANS. Except as would not,
individually or in the aggregate, have a Company Material Adverse Effect, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay, bonus, golden parachute or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically referred to in the Company Disclosure Letter.

                           2.17. LABOR MATTERS. Neither the Company nor any of
the Company Subsidiaries has any material obligations, contingent or otherwise, under any employment, severance or consulting agreement, any collective bargaining agreement or any other contract with a labor union or other labor or employee group. To the knowledge of Company, as of the date of this Agreement, there are no negotiations, demands or proposals which are presently pending or overtly threatened by or on behalf of any labor union with respect to the unionizing of employees of Company or any Company Subsidiary. There is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which would not have a Company Material Adverse Effect.

                           2.18. CONTRACTS. Except as set forth in the Company
Reports or the Company Disclosure Letter or in Exhibit 6, neither the Company nor any Company Subsidiary is a party or is subject to, and their property and assets are not bound or affected by, any of the following (each, a "COMPANY MATERIAL CONTRACT"):

                  (a) any agreement or understanding with an affiliate of the Company or of a Company Subsidiary;

                  (b) any contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset (as hereafter defined);

                  (c) any single note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal pursuant to which the financial obligation of the Company or a Company Subsidiary thereunder or applicable to the assets or properties of the Company or a Company Subsidiary subject thereto could exceed $10,000 after the First Closing Date;

                  (d) any single contract, bid or offer to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound to provide services to third parties which provides for recurring monthly revenues to the Company or a Company Subsidiary in excess of $10,000;

                  (e) any contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (f) any contract which includes any exclusivity restrictions applicable to the Company or a Company Subsidiary or imposes any restriction on the Company's right or ability (A) to compete with any person, (B) to acquire any product or other asset or any services from any other person, to sell any product or other asset to or perform any services for any other person or to transact business or deal in any other manner with any other person, or (C) develop or distribute any technology;

                  (g) any contract relating to the acquisition, issuance or transfer of any securities, except as contemplated hereunder;


                  (h) any contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                  (i) any contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                  (j) any contract constituting or relating to a Government Contract (as hereafter defined) or Government Bid (as hereafter defined);

                  (k) any contract that was entered into outside the ordinary course of business or was inconsistent with the Company's or a Company Subsidiary's past practices;

                  (l) any other Company Contract that has a term of more than 120 days and that may not be terminated by the Company (without penalty) within 120 days after the delivery of a termination notice by the Company; or

                  (m) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation that is material to the ownership or operation of any of the Company or a Company Subsidiary.

The Company has made available to the Investors true and accurate copies of the Company Material Contracts. Except as set forth in the Company Disclosure Letter all such Company Material Contracts, including without limitation the agreements described on EXHIBIT 6, are or will be valid and binding and are or will be in full force and effect and enforceable in accordance with their respective terms. Except as set forth in the Company Disclosure Letter no consent of any person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for consents the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in violation or breach of or default under any such Company Material Contract, nor to the Company's knowledge is any other party to any such Company Material Contract in violation or breach of or default under any such Company Material Contract, in each case where such violation or breach would give rise to a right of termination or modification. For purposes of this Agreement "GOVERNMENT BID" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body. For purposes of this Agreement "GOVERNMENT CONTRACT" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

                           2.19. ENVIRONMENTAL MATTERS. As of the date of this
Agreement, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company, a Company Subsidiary or any of their respective properties pursuant to Environmental Laws, and (iii) there are no past or present Events which, reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to liability on the part of the Company or a Company Subsidiary under, Environmental Laws, except, in each case, for any deviations from the foregoing which, individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided or made available to the Investors prior to the date of this Agreement true, accurate and complete copies of all environmental reports in the possession of the Company or a Company

Subsidiary relating to any of their respective past or present properties. As used herein, the term "ENVIRONMENTAL LAWS" shall mean laws relating to pollution, waste control, the generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection of the environment, environmental activity or public health and safety.

                           2.20. PROPRIETARY ASSETS. (a) For purposes of this
Agreement "PROPRIETARY ASSETS" shall mean any: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (ii) right to use or exploit any of the foregoing.

                                    (b) The Company Disclosure Letter sets
forth, with respect to each Proprietary Asset of the Company or a Company Subsidiary registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company Disclosure Letter identifies and provides a brief description of all other Proprietary Assets owned by the Company or a Company Subsidiary, and identifies and provides a brief description of each Proprietary Asset licensed to the Company or a Company Subsidiary by any person (except for any Proprietary Asset that is licensed to the Company or a Subsidiary under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company or a Company Subsidiary. Except as set forth in the Company Disclosure Letter, the Company or a Company Subsidiary: has good, valid and marketable title to all of the Proprietary Assets identified in the Company Disclosure Letter, free and clear, of all liens and other encumbrances; has a valid right to use all Proprietary Assets identified in the Company Disclosure Letter; and is not obligated to make any payment to any person for the use of any Proprietary Asset. Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has developed jointly with any other person any Proprietary Asset with respect to which such other person has any rights.

                                    (c) The Company and the Company Subsidiaries
have taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Proprietary Assets of the Company and the Company Subsidiaries (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets of the Company and the Company Subsidiaries. Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiaries have not (other than pursuant to license agreements identified in the Company Disclosure Letter) disclosed or delivered to any person, or permitted the disclosure or delivery to any person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset of the Company or a Company Subsidiary.

                                    (d) To the best of the knowledge of the
Company, none of the Proprietary Assets of the Company or a Company Subsidiary infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company and the Company Subsidiaries are not infringing, misappropriating or making any unlawful use of, and the Company and the Company Subsidiaries have not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any Proprietary Asset of the Company or a Company Subsidiary.

                                    (e) Except as set forth in the Company
Disclosure Letter, there has not been any claim by any customer or other person alleging that any Proprietary Asset of the Company or a Company Subsidiary (including each version thereof that has ever been licensed or otherwise made available by the Company or a Company Subsidiary to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company or a Company Subsidiary, and, to the best of the knowledge of the Company, there is no basis for any such claim.

                                    (f) The Proprietary Assets of the Company
and the Company Subsidiaries constitute all the Proprietary Assets necessary to enable the Company and the Company Subsidiaries to conduct their businesses in the manner in which such businesses have been and are being conducted. Except as set forth in the Company Disclosure Letter (i) the Company and the Company Subsidiaries have not licensed any of their Proprietary Assets to any person on an exclusive, semi-exclusive or royalty-free basis, and (ii) the Company and the Company Subsidiaries have not entered into any covenant not to compete or contract limiting their ability to exploit fully any of their Proprietary Assets or to transact business in any market or geographical area or with any person.

                           2.21. NO ADVERSE ACTIONS. Except as set forth in the
Company Disclosure Letter there is no existing, pending or, to the knowledge of the Company, threatened termination, cancellation, limitation, modification or change in the business relationship of Company or any of the Company Subsidiaries, with any supplier, customer or other person except such as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

                           2.22. INSURANCE. The Company maintains with sound and
reputable insurance companies all insurance customarily maintained by comparable companies.

                           2.23. DISCLOSURE. No representation or warranty of
the Company herein and no information contained or referenced in the Company Reports or Company Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor represents and warrants to the Company as follows:

                           3.1. AUTHORIZATION. When executed and delivered by
such Investor, this Agreement will constitute the valid and binding obligation of such Investor.

                           3.2. BROKERS AND FINDERS. Such Investor has not
retained any investment banker, broker or finder in connection with the Contemplated Transactions.

                  4.       SECURITIES LAWS.

                           4.1. SECURITIES LAWS REPRESENTATIONS AND COVENANTS OF
INVESTORS.

                                    (a) This Agreement is made with each
Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Purchased Securities to be received by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that such Investors would constitute an "underwriter" under the Securities Act, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the Purchased Securities. By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to, any of the Purchased Securities.

                                    (b) Each Investor understands and
acknowledges that the offering of the Purchased Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under any Blue Sky Laws on the grounds that the offering and sale of the Purchased Securities are exempt from registration and qualification, respectively, under the Securities Act and the Blue Sky Laws, and that the Company's reliance upon such exemption is predicated upon such Investor's representations set forth in this Agreement.

                                    (c) Each Investor covenants that, unless the
Purchased Shares, the Purchased Warrants, the Underlying Shares or any other shares of capital stock of the Company received in respect of the foregoing have been registered pursuant to the Registration Rights Agreement being entered into among the Company and the Investors, such Investor will not dispose of such securities unless and until such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken; PROVIDED, HOWEVER, that an Investor may dispose of such securities without providing the opinion referred to above if the Company has been provided with adequate assurance that such disposition is made in compliance with Rule 144 under the Securities Act (or any similar or analogous rule) and any applicable state, local or foreign law.

                                    (d) In connection with the investment
representations made herein, each Investor represents that (i) such Investor is able to fend for itself in the Contemplated Transactions; (ii) such Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Investor's prospective investment in the Purchased Securities; (iii) such Investor has the ability to bear the economic risks of such Investor's prospective investment and can afford the complete loss of such investment; (iv) such Investor has been furnished with and has had access to such information as is in the Company Disclosure Letter together with the opportunity to obtain such additional information as it requested to verify the accuracy of the information supplied; and (v) such Investor has had access to officers of the Company and an opportunity to ask questions of and receive answers from such officers and has had all questions that have been asked by such Investor satisfactorily answered by the Company.

                                    (e) Each Investor further represents by
execution of this Agreement that such Investor qualifies as an "accredited investor" as such term is defined under Rule 501 promulgated under the Securities Act. Any Investor that is a corporation, a partnership, a trust or other business entity further represents by execution of this Agreement that it has not been organized for the purpose of purchasing the Purchased Securities.

                                    (f) By acceptance hereof, each Investor
agrees that the Purchased Shares, the Purchased Warrants, the Underlying Shares and any shares of capital stock of the Company received in respect of the foregoing held by it may not be sold by such Investor without registration under the Securities Act or an exemption therefrom, and therefore such Investor may be required to hold such securities for an indeterminate period.

                           4.2. LEGENDS. All certificates for the Purchased
Shares, Purchased Warrants and the shares of Common Stock issued upon conversion or exercise thereof, and each certificate representing any shares of capital stock of the Company received in respect of the foregoing, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise and each certificate for any such securities issued to subsequent transferees of any such certificate (unless otherwise permitted herein) shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE [SECURITIES REPRESENTED BY THIS WARRANT] HAVE BEEN

         ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES [WARRANTS] MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT."

In addition, such certificates shall bear any legend that, in the opinion of the Company's counsel, is required pursuant to any state, local or foreign law governing the Purchased Shares, the Purchased Warrants or the Underlying Shares.


                       5.       ADDITIONAL COVENANTS OF THE COMPANY.


                                5.1. REPORTS, INFORMATION, SHARES.

                                    (a) The Company shall cooperate with each
Investor in supplying such information as may be reasonably requested by such Investor to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of any of the Purchased Shares, the Purchased Warrants, the Underlying Shares and shares of capital stock of the Company received in respect of the foregoing.

                                    (b) The Company shall deliver to each
Investor, contemporaneously with delivery to other holders of Common Stock, a copy of each report of the Company delivered to holders of Common Stock.

                                    (c) The Company shall keep reserved for
issuance a sufficient number of authorized but unissued shares of Common Stock so that the Purchased Warrants may be exercised to purchase, and the Purchased Shares may be converted into, Common Stock at any time.

                                5.2. EXPENSES; INDEMNIFICATION.

                                    (a) The Company agrees to pay on the First
Closing Date (and in the event of Additional Closings on the date of each Additional Closing) and save the Investors harmless against liability for the payment of any stamp or similar taxes (including interest and penalties, if any) that may be determined to be payable in respect of the execution and delivery of this Agreement, the issue and sale of any Purchased Securities, the expense of preparing and issuing the Purchased Securities, the cost of delivering the Purchased Securities purchased by each Investor to such Investor's home office, insured to such Investor's satisfaction, and the costs and expenses incurred in the preparation of all certificates and letters on behalf of the Company and of the Company's performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with. Each Investor shall be responsible for its out-of-pocket expenses arising in connection with the Contemplated Transactions, including, without limitation, fees and disbursements of counsel to the Investors and due diligence expenses of the Investors.

                                    (b) The Company hereby agrees and
acknowledges that the Investors have been induced to enter into this Agreement and to purchase the Purchased Securities hereunder, in part, based upon the representations, warranties and covenants of the Company contained herein. The Company hereby agrees to pay, indemnify and hold harmless the Investors and any director, officer or employee of any Investor against all claims, losses and damages resulting from any and all legal or administrative proceedings, including without limitation, reasonable attorneys' fees and expenses incurred in connection therewith (collectively, "LOSS"), resulting from a breach by the Company of any representation or warranty of the Company contained herein or the failure of the Company to perform any covenant made herein.

                                    (c) As soon as reasonably practicable after
receipt by an Investor of notice of any Loss in respect of which the Company may be liable under this Section 5.2, the Investor shall give notice thereof to the Company. Each Investor may, at its option, claim indemnity under this Section
5.2 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as counsel for such Investor shall in good faith determine that such claim is not frivolous and that such Investor may be liable or otherwise incur a Loss as a result thereof and shall give notice of such determination to the Company. Each Investor shall permit the Company, at the Company's option and expense, to assume the defense of any such claim by counsel mutually and reasonably satisfactory to the Company and the Investors who are subject to such claim, and to settle or otherwise dispose of the same; PROVIDED, HOWEVER, that each Investor may at all times participate in such defense at such Investor's expense; and PROVIDED, FURTHER, that the Company shall not, in defense of any such claim, except with the prior written consent of each Investor subject to such claim, (i) consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to each Investor and its subsidiaries of a release of all liabilities in respect of such claims, or (ii) consent to any settlement of such claim. If the Company does not promptly assume the defense of such claim irrespective of whether such inability is due to the inability of the afore-described Investors and the Company to mutually agree as to the choice of counsel, or if any such counsel is unable to represent an investor due to a conflict or potential conflict of interest, then an Investor may assume such defense and be entitled to indemnification and prompt reimbursement from the Company for its costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys' fees and expenses. Such fees and expenses shall be reimbursed to the Investors as soon as practicable after submission of invoices to the Company.

                           5.3. AMENDMENT OF THE CERTIFICATE. (a) The Company
covenants to amend the definition of "Applicable Percentage" in the Certificate as soon as practicable after the date hereof to read as follows: "Applicable Percentage shall mean 25%." The undersigned shareholder hereby consents to a resolution of shareholders necessary to approve the foregoing change to the Certificate, and specifically grants James E. Alexander a proxy to cast the undersigned's vote as shareholder for such a resolution at any meeting of the holders of Series A Preferred Stock called to consider such an amendment, and appoints James E. Alexander as the undersigned's attorney-in-fact to execute in the name of the undersigned a statement of consent of the holders of Series A Preferred Stock approving such a resolution.

                           (b) The Company further agrees that if, for any
reason, such amendment is not made prior to the occurrence of a Silicon Isotope Transaction (as defined in the Certificate), the holders of the Series A Preferred Stock shall have the same rights and shall receive the same benefits (including Exchange Interests and Transaction Cash Proceeds, as defined in the Certificate) as if such amendment had been accomplished.

                       6.  MISCELLANEOUS.

                           6.1. ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This
Agreement, the Warrants and the Registration Rights Agreement constitute the entire contract between the parties relative to the subject matter hereof and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. Any previous agreement among the parties with respect to the sale of the Purchased Securities is superseded by this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                           6.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
Notwithstanding any right of the Investors fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by any Investor pursuant to such right of investigation or right of investigation, each Investor has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any documents delivered pursuant to this Agreement. All such representations and warranties of the Company shall survive the execution and delivery of this Agreement and each Closing hereunder and shall continue in full force and effect for six months after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to claims which may arise thereunder or relate thereto shall have run and the provisions of this
Section 6.2 shall constitute a waiver by the Company of any such applicable statute of limitations.

                           6.3. GOVERNING LAW; JURISDICTION. This Agreement
shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Each party hereby irrevocably consents and submits to the jurisdiction of any New York State or United States Federal Court sitting in the State of New York, County of New York, over any action or proceeding arising out of or relating to this Agreement and irrevocably consents to the service of any and all process in any such action or proceeding by registered mail addressed to such party at its address specified in Section 8(b). Each party further waives any objection to venue in New York and any objection to an action or proceeding in such state and county on the basis of forum non conveniens. Each party also waives any right to trial by jury.

                           6.4. COUNTERPARTS. This Agreement may be executed in
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           6.5. HEADINGS. The headings of the sections of this
Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

                           6.6. NOTICES. Any notice required or permitted
hereunder shall be given in writing and shall be deemed effectively given upon personal delivery and if a fax number has been provided, upon delivery (with answerback confirmed), addressed to a party at its address and the fax number, if any, shown below or at such other address and fax number as such party may designate by three days advance notice to the other party.

Any notice to the Investors shall be sent to the addresses set forth on EXHIBIT 3, with a copy to:

                Hahn & Hessen LLP
                350 Fifth Avenue
                New York, New York 10118,
                Fax Number:  (212) 594-7167
                Attention: James Kardon, Esq.

Any notice to the Company shall be sent to:

                Isonics Corporation
                5906 McIntyre Street
                Golden, Colorado 80403
                Fax Number:  303-279-7300
                Attention: James Alexander, President

                       with a copy to:

                Norton - Lidstone, LLC
                5445 DTC Parkway, Suite 850
                Englewood, Colorado 80111
                Fax Number: 303-221-5553
                Attention: Herrick Lidstone, Esq.

                           6.7. RIGHTS OF TRANSFEREES. Any and all rights and
obligations of Investors herein incident to the ownership of Purchased Securities shall pass successively to all subsequent transferees of such Purchased Securities until extinguished pursuant to the terms hereof.

                           6.8. SEVERABILITY. Whenever possible, each provision
of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or any other provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


(signatures)

                             EXHIBITS AND SCHEDULES
                          TO THE SUBSCRIPTION AGREEMENT

    (exhibits and schedules are not included in filing with the Schedule 13D)


Exhibit 1:        Certificate of Determination of Preferences and Rights of
                  Series A Convertible Preferred Stock
Exhibit 2:        Form of Warrants
Exhibit 3:        Name, Address and Fax of Investors
Exhibit 4:        Legal Opinion
Exhibit 5:        Use of Proceeds
Exhibit 6:        Required Agreements
Exhibit 7         Series A Preferred Stock to be Outstanding Post-Closing.
Exhibit 8:        Registration Rights Agreement
Exhibit 9:        Investment Banking Agreement
Exhibit 10:       Disclosure Letter
